CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Neuberger Berman Equity Funds and to the use of our report dated October 16, 2012 on the financial statements and financial highlights of Neuberger Berman Mid Cap Growth Fund and Neuberger Berman Socially Responsive Fund, each a series of Neuberger Berman Equity Funds. Such financial statements and financial highlights appear in the August 31, 2012 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 11, 2013